Exhibit 3(b)

C E R T I F I C A T E

I, Gérard LECUIT, notary residing in Hesperange, duly admitted and sworn, practising in the District of Luxembourg,

DO HEREBY CERTIFY AND ATTEST

1st: That “STRATUS COMPUTER SYSTEMS S.à r.l.” is a company duly organized under the Laws of Luxembourg with in Luxembourg incorporated on the 18th of February, 1999.

2nd: That “STRATUS COMPUTER SYSTEMS S.à r.l.” has a fully subscribed and paid-up capital of 15.000. UNITED STATES DOLLARS represented by 30 shares with a par value of 500 UNITED STATES DOLLARS each.

3rd: That the object of the company is to engage in any commercial, financial or industrial activities, whether directly or through the acquisition or establishment of participations in any enterprise in any form whatsoever, and to engage in the administration, management, control and development of those activities and participations.

The Company may use its funds to invest in and otherwise acquire ownership or other rights in any assets of any nature whatsoever (whether real estate, personal property, securities, intellectual property or other property or rights), and may establish, manage, develop and dispose of any of its assets as they may be composed from time to time, may participate in the creation, development, control and disposition of any enterprise, may sell, transfer, exchange or otherwise divest any of its assets, and may receive or grant licenses on intellectual property rights.

The Company may carry out any industrial or commercial activity which directly or indirectly favours the realisation of its objects, including without limitation providing financial assistance in the form of loans, advances, guarantees or otherwise to any companies in which the Company has a direct or indirect participation and to group companies and to any other enterprise with whom the Company has any business relationship.

4th: That according to the articles of association and minutes of proceedings of “STRATUS COMPUTER SYSTEMS S.á r.l.” the following are appointed proper and competent officers and lawful representatives, with power to bind the company towards third parties with the single signature of one of them:

•	Mr. Marc Feider, lawyer, residing in Luxembourg;

•	Mr Henri Wagner, lawyer, residing in Luxembourg;

•	Mr Jean-Francois Bouchoms, lawyer, residing in Luxembourg;

In testimony whereof I have hereinto set my hand and affixed my Seal of Office in the City of Hesperange, on the 24th of February 1999.

[GRAPHIC]

/s/ Illegible

STRATUS TECHNOLOGIES INTERNATIONAL SARL

AMENDED ARTICLE 4

TO

ARTICLES OF ASSOCIATION

23 MAY 2002

CERTIFIED

AS A TRUE COPY OF THE

ORIGINAL

Luxembourg, on 24 MAI

[GRAPHIC]

STRATUS TECHNOLOGIES INTERNATIONAL S.à r.l.	/s/ Joseph Elvinger
Société à responsabilité limitée	Me Joseph ELVINGER
Registered office: 10 rue Antoine Jans	NOTAIRE
L – 1820 Luxembourg	15, Côte d’Eich
R. C. Luxembourg: B 68 655	LUXEMBOURG

[GRAPHIC]

ASSEMBLEE GENERALE EXTRAORDINAIRE DU 23 MAY 2002

Me Elvinger: N°

Me SCHWACHTGEN: N°

In the year two thousand two, on the twenty-third Day of May.

Maître André SCHWACHTGEN, notary residing in Luxembourg, in place of Maître Joseph ELVINGER, notary residing in Luxembourg, actually prevented, who will guard the original of the present deed

THERE APPEARED:

Stratus Technologies Group S.A., a public limited liability company, incorporatéd under the laws of Luxembourg, having its registered office at 10, rue Antoine Jans in L – 1820 Luxembourg, registered with the Luxembourg Company Registry under the number B 68 862, here represented by Mr. Patrick VAN HEES, jurist, residing at Messancy, Belgium, by virtue of a proxy given in Luxembourg and substitution

Such proxy, after having been signed ne varietur by the proxyholder acting on behalf of the appearing party and the undersigned notary, shall remain attached to the present deed to be filed together with the deed with the registration authorities.

The appearing party, represented as stated here above, has requested the undersigned notary to record the following:

a)

that it is the sole shareholder of Stratus Technologies International S. à r.l. (formerly Stratus Computer Systems S. à r.l.), a société à responsabilité limitée having its registered office at 10, rue Antoine Jans in L – 1820 Luxembourg, registered with the Luxembourg Company

Registry under the number B 68 665, incorporated as a Luxembourg company by a deed of Me Jean-Joseph Wagner, acting in replacement of Me Gérard Lecuit, notary residing in Hesperange, on February 18, 1999, published in the Mémorial, Recueil des Sociétés et Associations, C – N° 357 of May 20,1999 (hereafter referred to as the “Company”);

b)	that the sole shareholder has taken the following resolutions :

FIRST RESOLUTION

The sole shareholder resolves to increase the share capital of the Company by an amount of USD 30 (thirty United States Dollars) in order to bring the share capital of the Company from its current amount of USD 72,015,000 (seventy-two million fifteen thousand United States Dollars) to USD 72,015,030 (seventy-two million fifteen thousand and thirty United States Dollars) by way of the creation and issue of 1 ordinary share having a nominal value of USD 30 (thirty United States Dollars).

SECOND RESOLUTION

Stratus Technologies Group S.A., here represented by Patrick Van Hees, declares to subscribe the newly issued share and to pay the share so subscribed by a contribution in kind consisting of 10,713,022 (ten million seven hundred thirteen thousand and twenty-two) shares in New Stratus (Gibraltar) Investment Limited, a company incorporated under the laws of Gibraltar, with registered office at 57/63 Line Wall Road, Gibraltar (“New Stratus Gibraltar”), having an aggregate value of USD 35,000,000 (thirty-five million United States Dollars), representing approximately 100% (one hundred per cent.) of the share capital of New Stratus Gibraltar (the “Shares”).

It follows from a report issued on May 22 by Mr Frans Elpers, réviseur d’entreprises, with respect to a contribution of even date made to Stratus Technologies Group S.A. that the contribution of the Shares is worth at least USD 35,000,000 (thirty-five million United States Dollars), being the aggregate amount of the contribution in kind. Such aggregate amount is to be allocated as follows:

a)	an amount of USD 30 (thirty United States Dollars) to the nominal share capital of the Company; and

b)	the balance to be allocated to the premium reserve of the Company.

In addition, it results from a certificate issued on May 23, 2002 by the directors of New Stratus Gibraltar that:

1.

Stratus Technologies Group S.A., a public limited liability company (société anonyme) incorporated under the Laws of Luxembourg, having its registered office at 10, rue Antoine Jans, L – 1820 Luxembourg, registered with the Trade and Companies Registry of

Luxembourg under the number B 68 862, is the full owner of the Shares;

2.	the Shares arc fully paid-up;

3.	Stratus Technologies Group S.A. is solely entitled to the Shares and possesses the power to dispose of the Shares;

4.	to each director’s knowledge, none of the Shares are encumbered with any pledge or usufruct, there exist no rights to acquire any pledge or usufruct on the Shares and none of the Shares are subject to any attachment;

5.	there exists no pre-emption rights nor any other rights by virtue of which any person or entity may be entitled to demand that one or more of the Shares be transferred to it;

6.	according to the law of Gibraltar and the articles of association of New Stratus Gibraltar, the Shares are freely transferable and/or marketable and/or negotiable;

7.	on May 23, 2002, the Shares are worth at least USD 35,000,000 (thirty-five million United States Dollars), this estimation being based on generally accepted accountancy principles, such valuation being supported by the enclosed balance sheet and since the balance sheet date no material changes have occurred, which would have depreciated the contribution made to the Company.

[GRAPHIC]

THIRD RESOLUTION

As a consequence of the first resolution, Article 4 of the Articles of Association of the Company is amended and will henceforth read as follows:

“Article 4

The Company’s subscribed share capital is USD 72,015,030 (seventy-two million fifteen thousand and thirty United States Dollars), represented by 2,400,501 (two million four hundred thousand five hundred and one ordinary shares having a nominal value of thirty United States Dollars (USD 30) per share, each share being held by Stratus Technologies Group S.A.”

FOURTH RESOLUTION

The sole shareholder of the Company resolves to amend the share register of the Company in order to reflect the above changes, with power and authority to any lawyer or employee of Beghin & Feider in association with Allen & Overy to proceed on behalf of the Company to the registration of the newly issued share in the share register of the Company.

PRO RATA CONTRIBUTION TAX PAYMENT EXEMPTION REQUEST

Considering that it concerns an increase of the share capital of a Luxembourg company by a contribution in kind consisting of at least 65% of all outstanding shares of a financial stock company (société de capitaux) having its registered office in an European Union State (Luxembourg), the company expressly requests the pro rata fee payment exemption on basis of Article 4.2 of the Luxembourg law of December 29, 1971, as modified by the law of December 3, 1986, which provides for a fixed rate registration tax perception in such a case.

“The unpaid tax amount is due if the buyer company doesn’t keep, during a period five years from the date at which the exempted tax operation has been carried out, all the shares of the other company - and at least seventy-five per cent of the share capital of that company - that it owns following that operation, including the shares acquired before and owned at the moment of said operation.

The exemption tax benefit will however be kept if, during this period of five year, the shares are transferred in the frame of an operation exempted of tax by virtue of the hereabove provision or of a contribution in kind consisting in all the assets and liabilities (entire property) of a company incorporated in the European Union (article 4.1 of the law of 29th of December 1971).”

COSTS

The costs, expenses, fees and charges, in whatsoever form, which are to be borne by the company or which shall be charged to it in connection with its capital increase at the fixed rate registration tax perception, have been estimated at about €7,000,-

Retainer: Sufficient funds, equal at least at the amount as precised above for notarial fees are already at disposal of the notary guardian of the original.

The undersigned notary who understands and speaks English, states herewith that on request of the appearing party, the present deed is worded in English followed by a French version; at the request of the same appearing party, it is stated that, in case of discrepancies between the English and the French texts, the English version shall prevail.

Whereof the present notarial deed was drawn up in Luxembourg.

On the day named at the beginning of this document.

The document having been read to the proxyholder of the appearing party, said proxyholder signed together with us, the notary, the present original deed.

SUIT LA TRADUCTION FRANÇAISE DU TEXTE QUI PRÉCÈDE:

L’an deux mil deux, le vingt-trois mai,

Par devant Maître André SCHWACHTGEN, notaire de résidence à Luxembourg, en remplacement de Maître Joseph ELVINGER, notaire de résidence à Luxembourg, actuellement empéché, lequel aura la garde de la présente minute.

A COMPARU:

Stratus Technologies Group S.A., une société anonyme de droit luxembourgeois avec siège social au 10, rue Antoine Jans, à L - 1820 Luxembourg, inscrite au Registre de Commerce et des Sociétés de et à Luxembourg sous le numéro B 68 862, ici représentée par Monsieur Patrick VAN HEES, juriste, demeurant à Messancy, Belgique, en vertu d’une procuration sous seing privé donnée à Luxembourg, avec substitution.

Ladite procuration, aprés avoir eté signée ne varietur par le mandatataire agissant pour compte de la partie comparante et le notaire instrumentaire, restern annexée au présent acte avec lequel elle sera enregistrée.

La comparante, ainsi représentée, a requis le notaire instrumentant d’acter ce qui suit:

•	qu’elle est l’associé unique de Stratus Technologies International Sàrl (précédemment dénomée Stratus Computer Systems S.à r.l.), une société à responsabilité limitée, ayant son siège social au 10, rue Antoine Jans, L-1820 Luxembourg, enregistrée auprés du Registre de Commerce et des Sociétés sous le numéro B 68 655, constitutée suivant acte du notaire Jean Joseph Wegner, agissant en remplacement de Me Gérard Lecuit, notaire de résidence à Hespérange, en date du 18 février 1999, publić au Mémorial, Receuil des Sociétés et Associations, C - N° 357 du 20 mai, 1999 (ci aprés, la “Société”).

•	qu’elle a pris les résolutions suivantes:

PREMIERE RESOLUTION

L’associé unique décido d’augmenter le capital social de la Société d’un montant de 30 USD (30 Dollars des Etats-Unis) de façon à porter le capital social de la Société de son montant actuel de 72.015.000 USD (soixante-douze millions quinze mille Dollars des Etats-Unis) & 72.015.030 USD (soixante-douze millions quinze mille et trente Dollars des Etats-Units) par la création et l’émission de 1 (une) part sociale nouvelle, d’une valeur nominale de 30 USD (trente Dollars des Etats-Unis).

DEUXIEME RESOLUTION

Stratus Technologies Group S.A., ici représenté par Patrick Van Hees, décide de souscrire la part sociale nouvellement émise et de libérer la part sociale ainsi souscrire par un apport en nature consistant en 10.713.022 (dix millions sept cent treize mille et vingt-deux) actions de New Stratus (Gibraltar) Investment Limited, une société constitutée sous le droit de Gibraltar, ayant son siège social au 57/63 Line Wall Road, Gibraltar (“New Stratus Gibraltar”), d’une valeur globale de 35.000.000 USD (trente-cing millions de Dollars des Etats-Unis), représentant approximativement 100% (cent pour cent ) du capital social de New Stratus Gibraltar (les “Actions”)

II résulte d’un rapport émis le 22 mai 2002 par Mr Elpers, réviseur d’entreprises, concernant l’apport ce méme jour à Stratus International Group

S.A. que l’apport des Actions a au moins une valeur de 35.000.000 USD (trente-cinq millions de Dollars des Etats-Unis), ce montan étant la valeur globale de l’apport en nature. Un __ apport doit étre réparti comme suit:

a) un montant de USD 30 (trente Dollars des Etats-Unis) au compte capital social de la Société; et

b) la différence à affecter au compte prime d’émission de la Société.

Il résulte d’un certificat énus par les administrateurs de New Stratus Gibraltar du 23 mai 2002 que:

1.	Stratus Technologies Group S.A., une société anonyme constituée au Grand-Duché de Luxembourg, ayant son siége social au 10, rue Antoine Jans, L - 1820 Luxembourg, enregistrée au Registre de Commerce et des Sociétés de Luxembourg sous le numero B 68 862, est le seul propriétaire des Actions;

2.	les Actions sont entiérement libérées;

3.	Stratus Technologies Group S.A. est seul attitré aux Actions et a la pouvoir de disposer des Actions;

4.	à la connaissance de chacun des administrateurs, aucune des actions de New Stratus Gibraltar ne fait l’objet d’un gage ou usufruit, il n’existe aucun droit d’acquérir un gage ou usufruit sur les Actions et aucune des Actions n’est sujetre à une quelconque saisie;

5.	il n’existe aucun droit de préemption ni aucun autre droit en vertu desquels un tiers scrait autorisé à demander qu’une ou plusieurs Actions lui soient transférée(s);

6.	en vertu du droit de Gibraltar et des statuts de New Stratus Gibraltar, les Actions sont librement transmissibles et/ou marchandables et/ou négociables; et

7.	le 23 mai, 2002, les Actions sont évaluées à au moins 35.000.000 USD (trente-cinq millions de Dollars des Etats-Unis), cette estimation étant basée sur les principes généralement acceptés de comptabilité, une telle évaluation étant confirmée par le bilan ci-joint et depuis la date du bilan, aucun changement materiel n’est survenu, qui aurait deprécié l’apport effectué à la Société.

Le dit certificat, ainsi que le dit bilan, aprés signature ne varietur par le mandataire de la partie comparable et le notaire instrumentant, resteront annexés aux présentes pour étre enregistrés avec elles.

TROISIEME RESOLUTION

En conséquence des résolutions précédentes, 1’article 4 des statuts de la Société est modifié afin de lui donner la teneur suivante:

“Article 4.

Le capital de la société est fixé à 72.015.030 USD (soixante-douze millions quinze mille et trente Dollars des Etats-Unis), représenté par 2.400.501

(deux millions quatre cent mille cinq cent et une) parts sociales ayant une valeur nominale de 30 USD (trente Dollars des états-Unis) chacune, chacune des parts sociales elent _______ par Stratus Technologies Group S.A.”

QUATRIEME RESOLUTION

L’associé unique de la Société décide de modifier le registre des parts sociales de la Société de manière à ________ les changements ci dessus, avec pouvoir et autorisation à tout avocat ou employé du cabinet Beghin & Feider en association avec Allen & Ovety, de procéder pour le compte de la Société à l’inscription de la nouvelle part émise dans le registre des parts sociales de la Société.

REQUETE EN EXONERATION DU DROIT PROPORTIONNEL

D’ APPORT.

Compte ____ qu’il s’agit de l’augmentation du capital social d’une société luxembourgeoise par apport _n nature d’au moins 65%, la société requiert expressément l’exo_ération du pal_ment du droit proportionnel d’apport sur base de l’article 4.2 de la loi du 29 décembre 1971 telle que modifiée par la loi du 3 décembre 1986, qul ______ en parcil cas le palement du droit fixe d’enregistrement.

“Le montant du droit non ____ __ __ _ la société acquérante ne conserve pas, pendant an délai de cinq ans á partir de la date á laquelle l’opération bénéficiant de l’exonération est _________, toutes les parts de l’autre société - qu’elle _______ à la suite de cette opération, y compris celles acquises anté-rieurement et détenues au moment de ladite opération.

Le bénéfice de l’exonération reste cependan_ acquis si, pendant ce délai, ces parts sont cédées dans le cadre d’une opération qui bénéficie de l’exonération en vertu de la disposition ci-avant d’un apport en nature de tous les actifs et passifs (universalité de patrimoine) d’une société de capitaux ayant son siège dans l’Union Européenne, sur base de l’article 4.1 de la loi du 29 décembre 1971.”

ESTIMATION DES FRAIS

Le montant des frais, dépenses, rémunérations ou charges, sous quelque forme que ce soi_ qui incombent à la Société on qui sont mis à sa charge en raison de l’__gmentation de son capital au droit fixe d’enregistrement, s’élève à environ €7.000.

Provision: Une somme suffisante, égale au moins au montant des frais notariaux mentionné ci-avant est d’ores et déjà à la disposition du notaire dépositaire de la minute.

Le notaire soussigné, qui comprend et parle l’anglais déclare qu’à la requête des parties comparantes, le présent acte a _ établien anglais, suivi d’une version française. A la requéte de ces mémes parties comparantes, et en cas de distorsions entre le texte anglais et le texte français, la version anglaise prévaudra.

DONT ACTE

Fait et passé à Luxembourg, date qu’en téte des présentes.

Ex après lecture faite au mandataire des compar_nts, connus du notaire par nom, prénom usuel, état et dem_ure, il a signé avec le notaire le présent acte.

/s/ Illegible		/s/ Illegible
CERTIFIED AS A TRUE COPY OF THE ORIGINAL Luxembourg, on 24 MAI 2002
[GRAPHIC]

/s/ Illegible

POWER OF ATTORNEY

____________________________

____________________________

The undersigned Stratus Technologies Group S.A., a limited liability company (société anonyme) incorporated under the laws of Luxembourg, having its registered office at 10 rue Antoine Jans in L - 1820 Luxembourg, registered with the Luxembourg Company Registry under the number B 68 362, sole shareholder of all the 2,400,500 shares of Stratus Technologies International S.à.r.l, a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 10 rue Antoine Jans in L - 1820 Luxembourg, registered with the Luxembourg Trade and Companies Registry under the number B 68 655 (hereafter the “Company”).

hereby gives special power of attorney to any lawyer of Beghin & Felder in association with Allen & Overy, each acting individually.

In order to represent ___ at the Extraordinary General Meeting of the Shareholder of the Company to be held on May 14, 2002 at 10:00 am, or any other subsequent date or hour, at 15, ____ Eisch, in L - 1450 Luxembourg, before Maître Joseph Elvinger, with the following agenda:

1.	Increase of the share capital of the Company by an amount of USD 30 (thirty United States Dollars) in order to bring the share capital of the Company from its current amount of 72,015,000 (seventy-two million fifteen thousand United States Dollars) to USD 72,015,030 (seventy-two million fifteen thousand and thirty United States Dollars) by way of the creation and issue of 1 ordinary share having a nominal value of USD 30 (thirty United States Dollars);

2.	Subscription to the share capital increase specified under 1, above by Stratus Technologies Group S.A. and payment thereof:

3.	Amendment of article 4 of the Articles of Association of the Company in order to reflect the above changes;

4.	Amendment of the share register of the Company in order to reflect the above changes with power and authority to any lawyer or employee of Beghin & Felder in association with Allen & Overy to proceed on behalf of the Company to the registration of the newly issued shares in the share register of the Company.

Stratus Technologies Group S.A. gives ______ _ell powers to the abovementioned attorney to sign all documents and minutes, to make all declarations and in general to do everything necessary, although not expressly provided for by the _______ power of attorney, promising to approve and otherwise _____ any such decisions if the need should arise.

Stratus Technologies Group S.A. authorizes hereby the abovementioned attorney to approve, reject, add or modify any and all items on the agenda in its name.

Given in , on 13 May, 2002.
Stratus Technologies Group S.A.
/s/ Hans de Graaf

By:	Hans de Graaf
Title:	Director
NE VARIETUR pièce annexée à l’acte 23 MAI 2002

/s/ Illegible

CERTIFICATE

for the contribution in kind of 10,713,022 shares of New Stratus (Gibraltar) Investment Limited to the _____ in share capital of Stratus Technologies International S.à.r.l, limited liability company (_ ____ ________________) incorporated under the Laws of Luxembourg having its registered office at 10, __ ______ Jane, L - 1820 Luxembourg, registered with the Trade and ______________ Registry of Luxembourg under the number B __ 655 (“Stratus S.à.r.l.”)

The undersigned, acting in his capacity as Directors of New Stratus (Gibraltar) Investment Limited, a company organised and existing under the laws of Gibraltar, with registered office at 57/63 Line Wall Road, Gibraltar (the “Company”), duly entitled to ____ New Stratus (Gibraltar) Investment Limited under his individual signature.

hereby certifies that:

1.	Stratus Technologies Group S.A., a public limited liability company (sociètè anonyme) incorporated under the Laws of Luxembourg, having its registered office at 10, ___ _____ ___, L - 1820 Luxembourg, registered with the Trade and Companies Registry of Luxembourg under the number B 68 ___ (“Stratus S. A.”), is the full owner of 10,713,022 (ten million seven hundred thirteen thousand twenty-two) fully paid shares in the Company (the “Shares”) to be contributed to Stratus S.á.r.l;

2	the Shares are fully paid-up;

3	Stratus S.A. is solely entitled to the Shares and possesses the power to dispose of the Shares;

4.	to each director’s knowledge, none of the Shares are encumbered with any pledge or __________, there exist no rights to acquire any pledge or ________ on the shares and none of the Shares are subject to any attachment;

5.	there exists no pre-emption rights nor any other rights by virtue of which any person or entity may be entitled to demand that one or more of the Shares be transferred to it;

6.	according to the law of Gibraltar and the articles of association of the company, the Shares are freely transferable and/or marketable and/or negotiable;

7.	on May 22, 2002, the Shares are worth at least USD 35,000,000 (thirty-five million United States Dollars), this estimation being based on generally accepted accountancy principles, such valuation being supported by the enclosed balance sheet and since the balance sheet date no material changes have occurred, which would have depreciated the contribution made to Stratus S.à.r.l.

Given in Gibraltar on May 23rd, 2002

/s/ Illegible	NE VARIETUR pièce annexée à l’acte 23 MAI 2002

/s/ Illegible

STRATUS TECHNOLOGIES INTERNATIONAL, SARL

AMENDED ARTICLE 1

OF THE

ARTICLES OF ASSOCIATION

12 MARCH 2001

Gérard LECUIT notaire HESPERANGE

STRATUS TECHNOLOGIES INTERNATIONAL, Sàrl

a société à responsabilité limitée

with its registered office at

10, rue Antoine Jans in L - 1820 Luxembourg

Registre de Commerce Luxembourg B 68 655

ASSEMBLEE GENERALE EXTRAORDINAIRE DU 12 MARS 2001

N°

In the year two thousand one, on the twelfth Day of March, before Gérard Lecuit, notary residing in Hesperange,

THERE APPEARED :

Stratus Computer Systems International S.A., a limited liability company (société anonyme) incorporated under the laws of Luxembourg, having its registered office 10, rue Antoine Jans in L -1820 Luxembourg, registered with the Luxembourg Company Registry under the number B 68 862, here represented by Jean-François Bouchoms, attorney-at-law, residing in Luxembourg, by virtue of two proxies given on March 11 and 12, 2001.

Such proxies, after having been signed “ne varietur” by the proxyholder acting on behalf of the appearing party and the undersigned notary, shall remain attached to the present deed to be filed together with the deed with the registration authorities.

The appearing party, represented as stated here above, has requested the undersigned notary to record the following :

•	that it is the sole shareholder of Stratus Computer Systems Sàrl, a société à responsabilité limitée having its registered office at 10, rue Antoine Jans in L -1820 Luxembourg, registered with the Luxembourg Company Registry under the number B 68 655, incorporated as a Luxembourg company by a deed of the undersigned notary dated February 18, 1999, published in the Mémorial, Recueil des Sociétés et Associations, C - N° 357 of May 20, 1999 (hereafter the “Company”);

•	that the articles of association of the Company have been amended by several deeds and for the last time by a deed of the undersigned notary dated February 19, 2001 not yet published in the Mémorial, Recueil des Sociétés et Associations;

•	that the sole shareholder has taken the following resolution :

FIRST AND SOLE RESOLUTION

The sole shareholder of the Company resolves to change the name of the Company into “Stratus Technologies International, Sàrl” and subsequently to change article 1 of the articles of association of the Company so that it shall henceforth read as follows :

“Article 1. Name and duration

There exists a société à responsabilité limitée under Luxembourg law by the name of “Stratus Technologies International, Sàrl” (hereafter the “Company”).

The Company is formed for an unlimited duration.”

ESTIMATE OF COSTS

The amount of the expenses in relation to the present deed are estimated to be approximately LUF 35.000.

The undersigned notary who understands and speaks English, states herewith that on request of the appearing party, the present deed is worded in English followed by a French version; at the request of the same appearing party, it is stated that, in case of discrepancies between the English and the French texts, the English version shall prevail.

Whereof the present notarial deed was drawn up in Luxembourg.

On the day named at the beginning of this document.

The document having been read to the proxyholder of the appearing party, said proxyholder signed together with us, the notary, the present original deed.

SUIT LA TRADUCTION FRANÇAISE DU TEXTE QUI PRÉCÈDE:

L’an deux mil un, le douze mars, par devant Maitre Gérard Lecuit, notaire de résidence à Hesperange,

A COMPARU:

Stratus Computer Systems International S.A., une société anonyme de droit luxembourgeois, avec siège social au 10, rue Antoine Jans à L - 1820 Luxembourg, insc_rit_ auprès du Registre de Commerce et des Sociétés de et à Luxembourg sous le numéro B 68 862, ici représentée par Maitre Jean-François Bouchoms, avocat, demeuract à Luxembourg, en vertu de deux procurations des 11 et 12 mars 2001.

Lesquelles procurations, après avoir étć signées “ne varietur” par le mandataire agissant pour compte de la partie comparante et le notaire instrumentaire, demeureront annexées au présent acte avec lequel elle seront enregistrées.

Le comparant, ainsi représenté, a requis __ notaire instrumen_ant d’act_r ce qui suit:

•

qu’il est l’associé unique de Stratus Computer Systems Sàrl, une société à responsabilité limitée de droit luxembourgeois avee siège social au 10, rue Antoine Jans à L - 1820 Luxembourg, inscrite auprés du Registre de Commerce et des

Sociétés de et à Luxembourg sons le numéro B 68 655, constituée en vertu d’un acte du notaire soussigné du 18 février 1999, publié au Mémorial, Recueil des Sociétés et Associations, C – N° 357 du 20 mai 1999 (ci-aprés la “Société”) ;

•	que les statuts de la Société ont été modifiés par plusieurs actes notariés et pour la de_ière fois par un acte du notaire soussigné du 19 février 2001 qui n’est pas encore publié au Mémorial, Recueil des Sociétés et Associations;

•	que l’associé unique a pris la résolution suivante :

PREMIERE ET UNIQUE RESOLUTION

L’associé unique de la Société décide de changer le nom de la Société _n “Stratus Technologies International, Sàrl” et de modifier en conséquence l’article _ des statuts afin de lui donner la tencur suivante :

“Article l. Nom et durée

_ existe une société à responsabilité limitée de droit luxembourgeois sous le nom de “Stratus Technologies International, Sàrl” (ci-après la “Société”).

La Société est constituée pour une durée illimitée.”

ESTIMATION DES FRAIS

Le montant des frais en relation avec le présent acte est estimé à LUF 35.000.

DONT ACTE.

Le notaire soussigné, qui a personnellement la connaissance de la langue anglaise, atteste, par la présente, qu’à la demande du comparant, le present acte est établi en langue anglaise et suivi d’une traduction française. A la demande du comparant et en cas de divergence entre la version anglaise et la version française, la version anglaise prévaudra.

Fait et passé à Luxembourg, date qu’en téte des présentes.

Et après lecture faite au comparant, il a signé le présent acte avec le notaire.

Gérard LECUIT notaire HESPERANGE

COPIE CERTIFIÉE CONFORME A L’ORIGINAL	[GRAPHIC]

Hesperange,	/s/ Illegible

STRATUS TECHNOLOGIES INTERNATIONAL, SARL

AMENDED ARTICLE 8

OF THE

ARTICLES OF ASSOCIATION

2ND FEBRUARY 2000

The sole shareholder resolves to amend article 8 of the articles of association of the Company in order to read as follows :

Chapter III.- Management

Article 8. Management - Board of managers

8.1 The Company is administered by one or more managers also called general manager(s), appointed by the general meeting of the shareholders, which shall decide on the remuneration and the terms and conditions of appointment of each of the managers. In case of plurality of managers, they constitute a Board of Managers appointed by the general meeting of shareholders. The manager(s) need not be shareholder(s).

8.2 The Board of Managers will appoint from among its members a Chairman. It may further appoint a Secretary, either a manager or not, who shall be in charge of keeping the minutes of the meetings of the Board of Managers.

The first Chairman shall be appointed by a General Meeting of Shareholders.

The Chairman will preside at all meetings of shareholders and of the Board of Managers. In his absence, the General Meeting of Shareholders or, as the case may be, the Board of Managers will appoint another person as chairman pro tempore by vote of the majority in number present in person or by proxy at such meeting.

8.3 Meetings of the Board of Managers are convened by the Chairman or by any other two members of the Board.

The managers will be convened separately to each meeting of the Board of Managers. Except in cases of urgency which will be specified in the convening notice or with the prior consent of all those entitled to attend, at least a two days’ written notice of Board meetings shall be given.

The meeting will be duly held without prior notice if all the managers are present or duly represented.

The meetings are held at the place, the day and the hour specified in the convening notice. Meetings are held, as a rule, in the city of Luxembourg.

The notice may be waived by the consent in writing or by telefax or telegram or telex of each manager. No separate notice is required for meetings held at times and places specified in a schedule previously adopted by resolution of the Board of Managers.

Any manager may act at any meeting of the Board of Managers by appointing in writing or by telefax or telegram or telex another manager as his proxy.

A manager may represent more than one of his colleagues at a meeting of the Board of Managers.

A manager may participate in any meeting of the Board of Managers by conference call or by other similar means of communication allowing all the persons taking part in the meeting to hear one another. Any participation to a conference call initiated and chaired by a Luxembourg resident manager is equivalent to a participation in person at such meeting and the meeting held in such form is deemed to be held in Luxembourg.

8.4 The Board of Managers can validly debate and take decisions only if the majority of its members are present or represented.

8.5 Circular resolutions signed by all the managers shall be valid and binding in the same manner as if passed at a duly convened and held meeting. Such signatures may appear on a single document or on multiple copies of an identical resolution and may be evidenced by letter, telefax or telex. A meeting held by way of circular resolution will be deemed to be held in Luxembourg.

8.6 A manager having a personal interest contrary to that of the Company in a matter submitted to the approval of the Board of Managers shall be obliged to inform the Board of Managers thereof and to have his declaration recorded in the minutes of the meeting. He may not take part in the relevant proceeding of the Board of Managers. At the next General Meeting of Shareholders, before votes are taken in any other matter, the shareholders shall be informed of those cases in which a manager had a personal interest contrary to that of the Company.

In case a quorum of the Board of Managers cannot be reached due to a conflict of interests, resolutions passed by the required majority of the other members of the Board of Managers present or represented at such meeting and voting will be deemed valid.

No contract or other transaction between the Company and any other company, firm or other entity shall be affected or invalidated by the fact that any one or more of the managers or officers of the Company have a personal interest in, or are a manager, associate, officer or employee of such other company, firm or other entity. Any manager who is manager or officer or employee of any company, firm or other entity with which the Company shall contract or otherwise engage in business shall not, merely by reason of such affiliation with such other company, firm or other entity be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

8.7 In dealing with third parties, the manager, or in case of plurality of managers, the Board of Managers, shall have the powers to act in the name of the Company in all circumstances and to carry out and sanction acts and operations consistent with the Company’s objects and further provided the terms of this Article 8 shall be complied with.

8.8 All powers not expressly reserved by law or by the present Articles of Association to the general meeting of shareholders fall within the scope of the competence of the manager, or in case of plurality of managers, of the Board of Managers. In case of singularity of manager, the Company shall be bound by the sole signature of the manager, and, in case of plurality of managers, by the signature of any two members of the Board of

Managers. The shareholders may appoint from among the members of the Board of Managers one or several general managers who may be granted the powers to bind the Company by their respective sole signature, provided they act within the powers vested in the Board of Managers.

The manager, or in case of plurality of managers, the Board of Managers may subdelegate his/their powers for specific tasks to one or several ad hoc agents.

The manager, or in case of plurality of managers, the Board of Managers will determine the agent(s) responsibilities and his/their remuneration (if any), the duration of the period of representation and any other relevant conditions of his/their agency. —

8.9 The decisions of the Board of Managers will be recorded in minutes to be inserted in a special register and signed by the Chairman or by the Secretary. Any proxies will remain attached thereto.

Copies or extracts of such minutes which may be produced in judicial proceedings or otherwise will be signed by the Chairman or by the Secretary.

8.10 The Board of Managers may delegate part of its powers to one or more of its members. It may further appoint proxies for specific transactions and revoke such appointments at any time.

8.11 The exclusive and effective place of management shall be, as a rule, Luxembourg. All management activities shall, as a rule, be carried out in or from Luxembourg.

SECOND RESOLUTION

The sole shareholder resolves to increase the number of managers to eleven and appoints the following three new managers of the Company :

1.	Hans de Graaf, director of companies, residing in 10, rue Antoine Jans in 1820 Luxembourg;

2.	David Laurello, Senior Vice President and General Manager, Engineering, Manufacturing and Operation of Stratus Computer (DE) Inc, residing in 83 Parkhurst Drive, Westford, Massachusetts, USA 01886 ;

3.	Lars Haegg, principal of lnvestcorp International, residing in Bayberry Lane, Weston, Massachusetts, USA 02493.

The term of their mandate shall end at the occasion of the general meeting of the shareholder(s) to be held in 2001.

ESTIMATE OF COSTS

The amount of the expenses in relation to the present deed are estimated to be approximately LUF 35.000.

The undersigned notary who understands and speaks English, states herewith that on request of the appearing party, the present deed is worded in English followed by a French version; at the request of the same appearing party, it is stated that, in case of discrepancies between the English and the French texts, the English version shall prevail.

Whereof the present notarial deed was drawn up in Luxembourg.

On the day named at the beginning of this document.

The document having been read to the proxyholder of the appearing party, said proxyholder signed together with us, the notary, the present original deed.

SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE:

L’an deux mille, le 2 février, par devant Maitre Gérard Lecuit, notaire de résidence à Hesperange, a comparu Stratus Computer Systems International S.A., une société anonyme de droit luxembourgeois, avec siège social au 58, rue Charles Martel à L-2134 Luxembourg, inscrite auprès du Registre de Commerce et des Sociétés de et à Luxembourg sous le numéro B 68 862, ici représentée par Maitre Jean-François Bouchoms, avocat, demeurant à Luxembourg, en vertu d’une procuration du 27 janvier 2000.

Laquelle procuration, après avoir été signée “ne varietur” par le mandataire agissant pour compte de la partle comparante et le notaire instrumentaire, demeurera annexée au présent acte avec lequel elle sera enregistrée.

Le comparant, ainsi représenté, a requis le notaire instrumentant d’acter ce qui suit:

•	qu’il est l’associé unique de Stratus Computer Systems Sàrl, une société à responsabilité limitée de droit luxembourgeois avec siège social au 58, rue Charles Martel à L-2134 Luxembourg, inscrite auprès du Registre de Commerce et des Sociétés de et à Luxembourg sous le numéro B 68 655, constituée en vertu d’un acte du notaire soussigné du 18 février 1999, publié au Mémorial, Recueil des Sociétés et Associations, C – N° 357 du 20 mai 1999 (ci-après la “Société”);

•	que l’associé unique a pris les résolutions suivantes:

PREMIERE RESOLUTION

L’associé unique décide de modifier l’article 8 des statuts de la Société afin de lui donner la teneur suivante :

Chapitre III.- Gérance

Article 8. Gérance – Conseil de gérance

8.1 La Société est administrée par un ou plusieurs gérants, appelés également gérant(s) délégué(s), nommés par 1’assemblée générale des associés qui décide également de leur rémunération et des modalités de désignation de chacun des gérants. En cas de pluralité de gérants, ils forment un Conseil de gérance nommé par l’assemblée générale des associés. Le ou les gérants n’ont pas besoin d’étre associés.

8.2 Le Conseil de Gérance élit un Président parmi ses membres. TI peut désigner un secretaire, gérant cu non, qui sera en charge de la tenue des procès-verbaux des réunions du Conseil de Gérance.

Le premier Président sera désigné par l’Assemblée Générale des Associés.

Le Président présidera toutes assemblées d’associés et toutes réunions du Conseil de Gérance. En son abs_n__, l’Assemblée Générale des Associés, respectivement le Conseil de Gérance choisira une autre personne en tant que président pro tempore à la majorité des membres présents ou représentés.

8.3 Les réunions du Conseil de Gérance sont convoquées par le Président ou, à son dèfaut, par deux autres membres de Conseil.

Les gérants sont convoqués séparément à chaque réunion du Conseil de Gérance. Excepté les cas d’urgence qui seront spécifiés dans la convocation ou sur accord préalable de tous les membres, la convocation écrite devra respecter un délai d’au moins deux jours avant la réunion du Conseil de Gérance.

La réunion peut étre valablement tenue sans convocation préalable si tous les gérants sont présents ou valablement représentés.

Les réunions sont tenues aux lieu, jour et heure spécifiés dans la convocation. Les réunions du Conseil de Gérance seront, en principe, tenues dans la vill_ de Luxembourg.

__ peut ètre renoncé a la convocation avec l’accord de chaque gérant donné par lettre, téléfax, tèlègramme ou tèlex. Aucune convocation spéciale n’est requise pour des réunions tenues en des lieux et temps spécifiés dans un document préalablement approuvé par une rèsolution du Conseil de Gérance.

Chaque gèrant peut agir à toute réunion du Conseil de Gérance en dèsignant par lettre, téléfax, télégramme ou télex un autre gérant comme son mandataire.

Un gérant peut représenter plusieurs de ses collègues à une réunion du Conseil de Gérance.

Les gérants peuvent participer à toutes réunions du Conseil de Gérance par conférence téléphonique ou par tout autre moyen similaire de communication ayant pour effet que toutes les personnes participant à la réunion puissent s’entendre mutuellement. Toute participation à une réunion tenue par conférence téléphonique initiée et présidée par un gérant demeurant au Grand-Duché de Luxembourg sera équivalante à une participation en personne à une telle réunion qui sera ainsi réputée avoir été tenue à Luxembourg.

8.4 Le Conseil de Gérance ne peut valablement délibérer et statuer que si la majorité de ses membres est présente ou représentée.

8.5 Les résolutions circulaires signées par tous les gérants sont valables et produisent les mémes effets que les résolutions prises à une réunion du Conseil de Gérance dùment convoquée et tenue. De telles signatures peuvent apparaitre sur des documents séparés ou sur des copies multiples d’une résolution identique qui peuvent étre produites par lettres, téléfax ou télex. Une réunion tenue par résolutions prises de manière circulaire sera réputée avoir été tenue à Luxembourg

8.6 Un gérant ayant un intérét personnel contraire à celui de la Société dans une matière soumise à l’accord du Conseil de Gérance sera obligé d’en informer le Conseil de Gérance et sa déclaration sera mentionnée dans le procès-verbal de la réunion. __ ne pourra participer à cette délibération du Conseil de Gérance. A la prochaine Assemblée Générale des Associés, avant tout autre vote, les associés seront informés des cas dans lesquels un gérant avait un intérét personnel contraire à celui de la Société.

Au cas où un quorum du Conseil de Gérance ne peut étre atteint à cause d’un conflit d’intéréts, les décisions prises par la majorité requise des autres membres du Conseil de Gérance présents ou représentés et votants à cette réunion seront réputés valables.

Aucun contrat ni aucune transaction entre la Société et une quelconque autre société ou entité ne seront affectés ou invalidés par le fait qu’un ou plusieurs des gérants ou directeurs de la Société ont un intérét personnel dans, ou sont gérants, associés, directeurs ou employés d’une telle société ou entité. Tout gérant qui serait gérant, directeur ou employé d’une société ou entité avec laquelle la Société contracterait ou entretiendrait des relations d’affaires ne pourra, pour la seule raison de sa position dans cette autre société ou entite, étre empéché de délibérer, de voter ou d’agir en relation avec un tel contrat ou autre affaire.

8.7 Vis-à-vis des tiers, le gérant, ou en cas de pluralité de gérants, le Conseil de Gérance, ont les pouvoirs les plus étendus pour agir au nom de la Société en toutes circonstances et pour exécuter et approuver les actes et opérations en relation avec l’objet social de la Société, sous réserve du respect des dispositions du présent article 8.

8.8 Tous les pouvoirs non expressément réservés par la loi ou les présents staruts à l’assemblée générale des associés sont de la compétence du gérant, on en cas de pluralité de gérants, de la compétence du Conseil de gérance. En présence d’un gérant unique, la

Société sera engagée par la seule signature du gérant, et en cas de pluralité de gérants, par la signature conjointe de deux membres du Conseil de Gérance. L’assemblée générale des associés peut élire parmi les membres du Conseil de Gérance un ou plusiéurs gérants délégués qui auront le pouvoir d’engager la Société par leur seule signature, pourvu qu’ils agissent dans le cadre des compétences du Conseil de Gérance.

Le gérant, ou en cas de pluralité de gérants, le Conseil de Gérance peut sous déléguer ses pouvoirs pour des tàches particulières à un ou plusieurs mandataires ad hoc.

Le gérant, ou en cas de pluralité de gérants, le Conseil de Gérance, déterminera la responsabilité du/des mandataires(s) et sa/leur rémunération (s’il en existe une), la durée du mandat ainsi que toute autre condition du mandat.

8.9 Les délibérations du Conseil de Gérance sont relatées dans des procès-verbaux insérés dans des registres spéciaux et signés par le Président ou par le Secrétaire. Toutes procurations y resteront annexées.

Les copies ou extraits de ces procès-verbaux à produire en justice ou ailleurs sont signés par le Président ou par le Secrétaire.

8.10 Le Conseil de Gérance peut déléguer pour partie ses pouvoirs à un ou plusieurs de ses membres. II peut par ailleurs désigner des mandataires spéciaux pour des transactions déterminées et révoquer de tels mandataires à tout moment.

8.11 La Société sera gérée exclusivement et effectivement à partir de Luxembourg. Tous les actes de gestion seront posés à ou à partir de Luxembourg.

DEUXIEME RESOLUTION

L’associé unique décide de porter le nombre des gérants à onze et il nomme les trois nouveaux gérants suivants:

1.	Hans de Graaf, administrateur de sociétés, demeurant au 10, rue Antoine Jans à 1820 Luxembourg;

2.	David Laurello, Senior Vice President et General Manager, Engineering, Manufacturing and Operation de Stratus Computer (DE) Inc, demeurant au 83 Parkhurst Drive, Westford, Massachusetts, USA 01886;

3.	Lars Haegg, associé de Investcorp International, demeurant à Bayberry Lane, Weston, Massachusetts, USA 02493.

Leur mandat prendra fin lors de l’assemblée générale des associés qui sc tiendra en 2001.

Estimation des frais

Le montant des frais en relation avec le présent acte est estimé á LUF 35.000.

DONT ACTE.

Le notaire soussigné, qui a personnellement la connaissance de la langue anglaise, atteste, par la présente, qu’à la demande du comparant, le présent acte est établi en langue anglaise et suivi d’une traduction française. A la demande du comparant et en cas de divergence entre la version anglaise et la version française, la version anglaise prévaudra.

Fait et passé à Luxembourg, date qu’en téte des présentes.

Et après lecture faite au comparant, il a signé le présent acte avec le notaire.

Copie certifiée conforme à l’original	/s/ Illegible	[GRAPHIC]

STRATUS TECHNOLOGIES INTERNATIONAL, SARL

AMENDED

ARTICLES OF ASSOCIATION

15 OCTOBER 1999

S T A T U T S C O O R D O N N E S

STRATUS COMPUTER SYSTEMS S. à r. l.

Société à responsabilité limitée

Siège social: 58, rue Charles Martel

L-2134 Luxembourg

R.C. Luxembourg B 68655

constituée suivant acte dressé par le notaire Gérard LECUIT, de résidence à Hesperange, en date du 18 février 1999, publié au Mémorial, Recueil des Sociétés et Associations C numero 357 du 20 mai 1999,

les statuts ont été modifiés:

•	suivant acte dressé par ledit notaire Gérard LECUIT, en date du 15 octobre 1999,

Chapter I. – Name – Duration – Object – Registered office

Article 1. Name and Duration

There exists a company under Luxembourg law by the name of “STRATUS COMPUTER SYSTEMS S.à r.l.” (hereafter the “Company”).

The Company is formed for an unlimited duration.

Article 2. Corporate object

The object of the company is to engage in any commercial, financial or industrial activities, whether directly or through the acquisition or establishment of participations in any enterprise in any form whatsoever, and to engage in the administration, management, control and development of those activities and participations. The Company may use its funds to invest in and otherwise acquire ownership or other rights in any assets of any nature whatsoever (whether real estate, personal property, securities, intellectual property or other property or rights), and may establish, manage, develop and dispose of any of its assets as they may be composed from time to time, may participate in the creation, development, control and disposition of any enterprise, may sell, transfer, exchange or otherwise divest any of its assets, and may receive or grant licenses on intellectual property rights.

The Company may carry out any industrial or commercial activity which directly or indirectly favours the realisation of its objects, including without limitation providing financial assistance in the form of loans, advances, guarantees or otherwise to any companies in which the Company has a direct or indirect participation and to group companies and to any other enterprise with whom the Company has any business relationship.

Article 3. Registered office

The Company has its registered office in Luxembourg.

It may be transferred to any other place within the Grand-Duchy of Luxembourg by means of a resolution of an extraordinary general meeting of its shareholder, or in case of plurality of shareholders, of its shareholders.

The Company may have offices and branches (whether or not permanent establishments), both in Luxembourg and abroad.

Chapter II. – Corporate capital

Article 4. Capital

The company’s subscribed share capital is USD 72,015,000 (seventy-two million fifteen thousand United States Dollars), represented by 2,400,500 (two million–four hundred thousand five hundred) ordinary shares having a nominal value of thirty United States Dollars (USD 30) per share, each share being held by Stratus Computer Systems International S.A.

Article 5. Profit sharing

Each share entitles to the corporate assets and profits of the Company in direct proportion to the number of shares in existence.

Article 6. Transfer of shares

In case of a sole shareholder, the Company’s shares are freely transferable to non-shareholders.

In case of plurality of shareholders, shares shall be freely transferable among the shareholders. Shares shall be transferable to third parties which are not shareholders, only with the prior approval of the shareholders representing at least three quarters of the Company’s share capital.

Article 7. Redemption of shares

The Company shall have power, subject to due observance of the provisions of the law on commercial companies dated 10th August, 1915, as amended (the “Law”), to acquire shares in its own capital.

The acquisition and disposal by the Company of shares held by it in its own share capital shall take place by virtue of a resolution of and on the terms and conditions to be decided upon by the general meeting of shareholders.

Chapter III. – Management

Article 8. Management – Board of managers

The Company is administered by one or more managers also called general manager(s). In case of plurality of managers, they constitute a board of managers appointed by the general meeting of shareholders. The manager(s) need not be shareholder(s).

The general meeting of shareholders shall decide on the remuneration and the terms and conditions of appointment of each of the managers.

In dealing with third parties, the manager(s) shall have the powers to act in the name of the Company in all circumstances and to carry out and sanction acts and operations consistent with the Company’s objects and further provided the terms of this Article 8 shall be complied with.

All powers not expressly reserved by law or by the present Articles of Association to the general meeting of shareholders fall within the scope of the competence of the manager, or in case of plurality of managers, of the board of managers. In case of singularity of manager, the Company shall be bound by the sole signature of the manager, and, in case of plurality of managers, by the single signature of any member of the board of managers. The shareholders may appoint from among the members of the board of managers one or several general managers who may be granted the powers to bind the Company by their respective sole signature, provided they act within the powers vested in the board of managers.

The manager, or in case of plurality of managers, the board of managers may subdelegate his/their powers for specific tasks to one or several ad hoc agents.

The manager, or in case of plurality of managers, the board of managers will determine the agent(s) responsibilities and his/their remuneration (if any), the duration of the period of representation and any other relevant conditions of his/their agency.

Article 9. Liability of managers

The manager or the managers (as the case may be) assume, by reason of his/their position, no personal liability in relation to any commitment validly made by him/them in the name of the Company, so long as such commitment is in compliance with the Articles of Association of the Company as well as the applicable provisions of the Law.

Chapter IV. – Secretary

Article 10: Appointment of a secretary

A secretary may be appointed by a resolution of a meeting of the shareholder(s) of the Còmpany (the “Secretary”).

The Secretary, who may or may not be a manager, shall have the responsibility to act as clerk of the meetings of the board of managers and, to the extent practical, of the meetings of the shareholder(s), and to keep the records and the minutes of the board of managers and of the meetings of the shareholder(s) and their transactions in a book to be kept for that purpose, and he shall perform like duties for all committees of the board of managers (if any) when required. He shall have the possibility to delegate his powers to one or several persons provided he shall remain responsible for the tasks so delegated.

The Secretary shall have the power and authority to issue certificates and extracts on behalf of the Company to be produced in court or, more generally, vis-à-vis any third parties and to be used as official documents.

Chapter V. – General Meetings of Shareholders

Article 11. Annual general meeting – Extraordinary general meeting of shareholders

The annual general meeting of shareholders shall be held annually at the registered office of the Company or at such other place in Luxembourg as may be specified in the notice of the meeting within six months after the close of the financial year.

Article 12. Shareholders’ voting rights

Each shareholder may participate in general shareholders’ meetings irrespective of the number of shares which he owns.

Each shareholder has voting rights commensurate to his shareholding.

Each shareholder may appoint by proxy a representative who need not be a shareholder to represent him at shareholders’ meetings.

Article 13. Quorum – Majority

Resolutions at shareholders’ meetings are only validly taken in so far as they are adopted by a majority of shareholders’ owning more than half of the Company’s share capital.

However, resolutions to amend the articles of incorporation and to dissolve and liquidate the Company may only be carried out by a majority in number of shareholders owning at least three quarters of the Company’s share capital.

Resolutions of shareholders can, instead of being passed at a general meeting of shareholders, be passed in writing by all the shareholders. In this case, each shareholder shall be sent an explicit draft of the resolution(s) to be passed, and shall vote in writing.

Chapter VI. – Financial year – Financial statement – Profit sharing

Article 14. Accounting year

The Company’s accounting year begins on March first and ends on the last day of February of the following year.

Article 15. Financial statements

Each year the books are closed and the manager, or in case of plurality of managers, the board of managers prepares a balance sheet and profit and loss accounts.

Article 16. Inspection of documents

Each shareholder may inspect the above balance sheet and profit and loss accounts at the Company’s registered office.

Article 17. Appropriation of profits – Reserves

An amount equal to five per cent (5%) of the net profits of the Company is set aside for the establishment of a statutory reserve, until this reserve amounts to ten per cent (10%) of the Company’s nominal share capital.

The balance may be distributed to the shareholder(s) commensurate to his/their shareholding in the Company. The general meeting of shareholders shall, subject to applicable law, have power to make payable one or more interim dividends.

Chapter VII. – Dissolution – Liquidation

Article 18. Dissolution

The insolvency or bankruptcy or any other similar procedure of the shareholder(s) will not cause the dissolution of the Company. The shareholders must agree, in accordance with paragraph 2 of Article 13 of these Articles of Association, to the dissolution and the liquidation of the Company as well as the terms thereof.

Article 19. Liquidation

At the time of the dissolution of the Company, the liquidation will be carried out by one or several liquidators, whether shareholder(s) or not, appointed by the shareholder(s) who will determine their powérs and remuneration.

Chapter VIII. – Audit

Article 20. Statutory Auditor – External Auditor

In accordance with article 200 of the Law, the Company need only be audited by a statutory auditor if it has more than 25 shareholders. An external auditor needs to be appointed whenever the exemption provided by articles 256 and 215 of the Law does not apply.

Chapter IX. – Governing law

Article 21. Reference to Legal Provisions

Reference is made to the provisions of the Law for all matters for which no specific provision is made in these Articles of Association.

SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE:

Chapitre I. – Nom – Durée – Objet – Siège social

Article 1. Nom et Durée

La société existe sous le nom de “STRATUS COMPUTER SYSTEMS S.à r.l .” (ci-après la “Société”).

La Société est constituée pour une durée indéterminée.

Article 2. Objet

L’objet de la société est l’exercice de toutes activités commerciales, financières ou industrielles par l’acquisition ou l’établissement de participations dans toutes entreprises sous quelque forme que ce soit, et ce, directement ou indirectement, ainsi que l’ administration, la gestion, le contròle et le développement des ces activités et de ces participations. La société peut utiliser ses fonds en investissements ou acquisitions de droits de propriété ou autres dans tous actifs de quelque nature qu’ils soient (immeubles, droits personnels, titres, propriété intellectuelle ou tout autre titre de propriété ou tous autres droits) et peut établir, gérer, développer et disposer de tous ses actifs tels que composés dé temps en temps, peut participer à la création, au développement, au contròle et à la cession de toute entreprise, peut vendre, transférer et échanger ou désinvestir n’ importe lequel de ses actifs, et peut recevoir, ou concéder des licences ou des droits de propriété intellectuelle. La société peut exercer toutes activités commerciales ou industrielles qui sont de nature à favoriser directement ou indirectement la réalisation de ces objets, en ce compris et sans limitation, l’octroi de toutes assistances financières, sous forme de prèts, avances, garanties ou autrement à toute société dans laquelle elle détient une participation directe ou indirecte, ainsi qu’aux sociétés du groupe et à toute autre entreprise avec laquelle la société entretient de quelconques relations d’affaires.

Article 3. Siège social

Le siège social de la Société est établi à Luxembourg.

Il pourra ètre transféré en tout autre lieu du Grand-Duché de Luxembourg par une résolution d’une assemblée générale de son associé, ou en cas de pluralité d’associés, de ses associés.

La Société peut avoir d’autres bureaux et succursales (que ce soient des établissements permanents ou non) à la fois au Luxembourg et à l’étranger.

Chapitre II. – Capital social

Article 4. Capital

Le capital souscrit et libéré de la Société est fixé à USD 72.015.000. - (soixante-douze millions quinze mille Dollars des Etats-Unis), représenté par 2.400.500 (deux millions quatre cent mille cinq cents) parts sociales ordinaires d’une valeur nominale de USD 30 (trente Dollars des Etats-Unis) chacune, toutes entiérement souscrites par Stratus Computer Systems International S.A.

Article 5. Participation aux bénéfices

Chaque part sociale donne droit à une fraction des avoirs et bénéfices de la Société en proportion directe avec le nombre des parts sociales existantes.

Article 6. Transfert de parts

En cas d’associé unique, les parts sociales sont librement transmissibles à des non-associés.

En cas de pluralité d’associés, les parts sociales seront librement transmissibles entre associés. Les parts sociales ne seront transmissibles à des tiers non-associés qu’avec l’accord préalable des associés représentant au moins trois quarts du capital de la Société.

Article 7. Rachat de parts sociales

La Société pourra acquérir ses propres actions, sous réserve du respect des dispositions de la loi du 10 aout 1915 sur les sociétés commerciales, telle que modifiée (la “Loi”).

L’acquisition et la disposition par la Société de ses propres actions devront se faire par le biais d’une résolution d’une et sous les conditions à fixer par une assemblée générale des associés.

Chapitre III. – Gérance

Article 8. Gérance – Conseil de gérance

La Société est administrée par un ou plusieurs gérants, appelés également administrateur(s) gérant(s). En cas de pluralité d’associés, ils forment un Conseil de gérance nommé par l’assemblée générale des associés. Le ou les gérant(s) n’ont pas besoin d’étre associés.

L’assemblée générale des associés décidera de la rémunération et des modalités de désignation de chacun des gérants.

Vis-à-vis des tiers, le ou les gérant(s) ont les pouvoirs les plus étendus pour agir au nom de la Société en toutes circonstances et pour exécuter et approuver les actes et opérations en relation avec l’objet social de la Société, sous réserve des dispositions de l’article 8 ci-dessous.

Tous les pouvoirs non expressément réservés par la loi ou les présents statuts à l’assemblée générale des associés sont de la compétence du gérant, on en cas de pluralité de gérants, de la compétence du Conseil de gérance. En cas d’un seul gérant, la

Société sera engagée par la seule signature du gérant, et en cas de pluralité de gérants, par la signature individuelle de n’importe quel membre du Conseil de gérance. L’assemblée générale des associés peut élire parmi les membres du Conseil de gérance un ou plusieurs gérants qui auront le pouvoir d’engager la Société par leur seule signature respective, pourvu qu’ils agissent dans le cadre des compétences du Conseil de gérance.

Le gérant, ou en cas de pluralité de gérants, le Conseil de gérance peut sous-déléguer ses pouvoirs pour des tàches particulières à un ou plusieurs mandataires ad hoc.

Le gérant, ou en cas de pluralité de gérants, le Conseil de gérance, déterminera la responsabilité du/des mandataires(s) et sa/leur rémunération (si tel est le cas), la durée de la période de représentation de son/leur mandat.

Article 9. Responsabilité des gérants

Le ou les gérants (selon le cas) ne contractent en raison de sa/leur position, aucune responsabilité personnelle pour un engagement valablement pris par lui/eux au nom de la Société, aussi longtemps que cet engagement est conforme aux statuts de la Société et aux dispositions applicables de la Loi.

Chapitre IV. – Secrétaire

Article 10: Nomination d’un secrétaire

Un secrétaire peut _tre nommé suivant une résolution de l’associé unique (ou de l’assemblée des associés en cas de pluralité d’associés) de la Société (le “Secrétaire”).

Le Secrétaire, qui ne doit pas nécessairement étre un gérant, aura la responsabilité d’agir en tant que clerc des réunions du Conseil de gérance et, dans la mesure du possible, de l’associé unique (respectivement de l’assemblée des associés) et de garder les procés-verbaux et les minutes du Conseil de gérance et de l’associé unique (ou de l’assemblée des associés) et de toutes leurs transactions dans un registre tenu à cette fin. Il effectuera, si nécessaire, des fonctions similaires pour tous les comités du Conseil de gérance (s’il y en a). Il aura la possibilité de déléguer ses pouvoirs à une ou plusieurs personnes à condition qu’il conserve la responsabilité des tàches qu’il aura déléguées

Le Secrétaire aura le pouvoir et l’autorité d’émettre des certificats et des extraits pour le compte de la Société qui pourront _tre produits en justice, ou, de manière générale à l’égard de tous tiers et qui seront utilisés comme documents officiels.

Chapitre V. – Assemblée générale des associés

Article 11. Assemblée générale annuelle – Assemblée générale extraordinaire des associés

L’assemblée générale annuelle des associés se réunit annuellement au siège social de la Société ou à tout autre endroit à Luxembourg à préciser dans la convocation pour l’assemblée endéans les six mois après la clòture de l’exercice comptable.

Article 12. Droit de vote des associés

Chaque associé peut prendre part aux assemblées générales indépendamment du nombre de parts qu’il détient.

Le droit de vote de chaque associé est proportionnel au nombre de parts qu’il détient.

Chaque associé peut désigner par procuration un représentant qui n’a pas besoin pour le représenter aux assemblées des associés.

Article 13. Quorum – Majorité

Les résolutions aux assemblées des associés ne sont valablement prises que si elles sont adoptées par une majorité d’associés représentant plus de la moitié du capital social.

Cependant, les résolutions modifiant les statuts et celles pour dissoudre la Société ne pourront étre prises que par une majorité en nombre d’associés possédant au moins trois quarts du capital social.

Les résolutions des associés pourront, au lieu d’étre prises lors d’une assemblée générale des associés, étre prises par écrit par tous les associés. Dans cette hypothèse, un projet explicite dë(s) résolution(s) à prendre devra _tre envoyé à chaque associé, et chaque associé votera par écrit.

Chapitre VI. – Année sociale – Bilan – Répartition

Article 14. Année sociale

L’année sociale commence le premier mars et se termine le dernier jour du mois de février de l’année suivante.

Article 15. Comptes sociaux

Chaque année, les livres sont clos et le gérant, ou en cas de pluralité de gérants, le Conseil de gérance prépare le bilan et le compte de pertes et profits.

Article 16. Inspection des documents

Chaque associé peut prendre connaissance du bilan et du compte de pertes et profits au siège social de la Société.

Article 17. Distribution des bénéfices – Réserves

Un montant égal à cinq pour cent (5%) des bénéfices nets de la Société est affecté à l’établissement de la réserve légale, jusqu’à ce que cette réserve atteigne dix pour cent (10%) du capital social de la Société.

Le solde peut étre distribué au(x) associé(s) en proportion des parts qu’il(s) détiennent dans la Société.

L’assemblée générale des associés a, sous réserve de la loi applicable, le pouvoir de rendre payable un ou plusieurs dividendes intérimaires.

Chapitre VII. – Dissolution – Liquidation

Article 18. Dissolution

L’insolvabilité ou la faillite ou n’importe quelle autre procédure similaire d’un ou des associé(s) n’entrainera pas la dissolution de la Société. Les associés doivent donner leur accord conformément aux dispositions de l’article 13 paragraphs 2 des présents statuts à la dissolution et à la liquidation de la Société et fixer les modalités y relatives.

Article 19. Liquidation

En cas de dissolution de la Société, la liquidation sera réalisée par un ou plusieurs liquidateur(s), associé(s) ou non, nommé(s) par le(s) associé(s) qui détermineront leurs pouvoirs et leur rémunération.

Chapitre VIII. – Vérification des comptes

Article 20. Commissaires aux comptes – Réviseur d’entreprises

Conformément à l’article 200 de la Lòi, la Société a seulement besoin d’une vérification des comptes par un commissaire si elle a plus de 25 associés. Un réviseur d’entreprises doit étre nommée si l’exemption prévus par les articles 256 et 215 de la Loi n’est pas applicable.

Chapitre IX. – Loi applicable

Article 21. Référence aux dispositions légales

Pour tous les points non expressément prévus aux présents statuts, le ou les associé(s) s’en réfèrent aux dispositions légales de la Loi.

POUR COPIE CONFORME DES STATUTS COORDONNES

Hesperange, le 10 novembre 1999.

[GRAPHIC]

/s/ Illegible